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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CHINA FIRE & SECURITY GROUP, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: China Fire & Security Group, Inc. common stock, par value $0.001 ("common stock")
(2)	Aggregate number of securities to which transaction applies:
28,640,321 shares of common stock (including 27,890,321 shares outstanding and 750,000 shares of restricted stock) and 1,731,220 shares of common stock underlying options of the Company with an exercise price of $6.81 or less
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $265,584,025. The maximum aggregate value of the transaction was calculated based upon the sum of (A) (1) 28,640,321 shares of common stock (including shares of restricted stock) issued and outstanding and owned by persons other than the Company, Parent and Merger Sub on June 8, 2011, multiplied (2) by $9.00 per share (the "per share merger consideration") and (B) (1) 1,731,220 shares of common stock underlying outstanding options of the Company with an exercise price of $6.81 or less, as of June 8, 2011, multiplied by (2) the excess of the per share merger consideration over the weighted average exercise price of $4.48. The filing fee equals the product of 0.00011610 multiplied by the maximum aggregate value of the transaction.
	(4)	Proposed maximum aggregate value of transaction: $265,584,025
	(5)	Total fee paid: $30,834.31
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EXPLANATORY NOTE

        This Amendment No. 1 to the Proxy Statement of China Fire & Security Group, Inc. (the "Company," "we," "us," or "our") amends only those items of the Definitive Proxy Statement originally filed on August 12, 2011 (the "Proxy Statement") which are contained herein. All other items of the Proxy Statement are incorporated herein by reference thereto without changes.

        As described on page 65 of the Proxy Statement, we are aware of nine putative class action complaints related to the merger (each a "Shareholder Action") filed in various Florida state and federal courts against, among others, the Company and certain officers and directors of the Company. Six Shareholder Actions were filed in the Circuit Court for the 17th Judicial Circuit In and For Broward County, Florida, and have been consolidated under the caption In re China Fire & Security Group, Inc. Shareholder Litigation, Case No. 11745 (07) ("Broward Consolidated Action"). One of the Shareholder Actions, Kashef v. China Fire & Security Group, Inc., et al., Case No. 50-2011 CA 007884, is currently pending in the Circuit Court for the 15th Judicial Circuit in and For Palm Beach County, Florida ("Palm Beach Action"). The final two Shareholder Actions, Fuller v. China Fire & Security Group, Inc., et al., 11-cv-61400-WPD, and James P. Tessitore v. China Fire & Security Group, Inc. et al. 11-cv-61580-WPD, are currently pending in the United States District Court for the Southern District of Florida. The two federal Shareholder Actions were consolidated by an order of the federal court issued on August 2, 2011 ("Federal Consolidated Action").

        All the complaints generally allege, among other things, that the Company and certain officers and directors of the Company breached their fiduciary duties, and seek, among other things, to enjoin consummation of the merger. The operative complaints also allege aiding and abetting claims against the Sponsors, Parent and Merger Sub.

        On September 2, 2011, counsel for the parties in the Broward Consolidated Action entered into a stipulation of settlement in which they agreed on the terms of a settlement of all claims relating to the merger, known and unknown, that were or could have been asserted in that action. Plaintiffs in the Kashef, Fuller and Tessitore actions are not parties to the proposed settlement. The terms of settlement include the dismissal with prejudice of all claims against all defendants, and their affiliates and agents, held by plaintiffs in the Broward Consolidated Action and class members (including those claims asserted in the Kashef, Fuller and Tessitore actions). Pursuant to the agreements among counsel for the parties in In re China Fire & Security Group, Inc. Shareholder Litigation, the Company will make certain supplemental disclosures concerning the merger which are contained in a Form 8-K, and has made other supplemental disclosures subsequent to the June 10, 2011 Preliminary Proxy Statement in response to the Broward Consolidated Action. The proposed settlement is conditioned upon, among other things, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the stipulation of settlement, the parties contemplate that lead plaintiff's counsel will seek an award of attorneys' fees and expenses as part of the settlement in the amount of $575,000. There can be no assurance that the merger will be consummated, or that the court will approve the settlement contemplated by the stipulation. In such event, the proposed settlement may be terminated. The settlement will not affect the amount of the merger consideration that Company shareholders are entitled to receive in the merger. The proposed settlement does not provide a right for members of the putative class to opt out; however, class members will retain their right to seek appraisal pursuant to Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, as well as their right to object to any aspect of the settlement. If the settlement is not approved and the aforementioned conditions are not satisfied, the Company and the individual defendants will continue to vigorously defend these actions.

        On September 9, 2011, a hearing to preliminarily approve the settlement was held in the Broward Consolidated Action and the Court issued an order that, among other provisions, preliminarily approved the settlement, set a final approval hearing for November 18, 2011 at 3 p.m., and enjoined all members of the putative class from commencing or prosecuting claims in any action in any state or federal court that relate broadly to the proposed merger. Subsequently, on September 9, 2011, a voluntary dismissal without prejudice of the Fuller action was filed in federal court and, on September 12, 2011, a voluntary dismissal without prejudice of the Tessitore action was likewise filed in federal court. These voluntary dismissals terminated the Federal Consolidated Action. Defendants expect the Palm Beach Action will also be dismissed, either voluntarily or following final approval of the settlement presented in the Broward Consolidated Action.

        The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. The parties further considered it desirable to settle the In re China Fire & Security Group, Inc. Shareholder Litigation proceeding, to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

        As contemplated by the proposed settlement, this Amendment is filed to revise certain parts of the Proxy Statement previously mailed to our shareholders as of the Record Date. All references to page numbers are to page numbers in the Proxy Statement.

Background of the Merger

(1)
The ninth paragraph on page 22 of the Proxy Statement is amended in its entirety to read as follows:

"In September 2010, the Company engaged Barclays Capital as its financial advisor and engaged Shearman & Sterling LLP ("Shearman & Sterling") as its legal counsel in connection with a possible transaction with Party A. Prior to engaging Barclays Capital, the Company interviewed representatives of four other leading investment banks."

(2)
The last paragraph on page 22 of the Proxy Statement is amended in its entirety to read as follows:

"On October 7, 2010, our board of directors decided, by written resolution, that it was in the best interest of the Company and its shareholders to form a special committee (the "special committee"), consisting of Messrs. Albert McLelland, Xianghua Li and Guoyou Zhang, each an independent director of the Company, to consider and take further actions with respect to the proposed transaction with Party A. Our board of directors authorized the special committee to, among other things, (i) explore, review and determine the best course or courses of action for the Company in order to maximize the Company's value in the best interest of the Company and its shareholders; (ii) review and evaluate the terms and conditions and determine the advisability of the transaction proposed by Party A or any alternative proposals from other interested parties; (iii) negotiate the price, structure, form, terms and conditions of the proposed transaction with Party A or any alternative proposals; (iv) determine whether the proposed transaction with Party A or any alternative proposal is fair to, and in the best interest of, the Company and its public shareholders that are unaffiliated with the Rollover Investors; (v) disapprove the proposed transaction or any alternative proposals on behalf of the Company if the special committee deemed it appropriate in its sole discretion; and (vi) recommend to our board of directors what action, if any, should be taken by the Company with respect to the proposed transaction with Party A or any alternative proposal. The above referenced written resolutions also specifically authorized and empowered the special committee to retain, at its sole discretion, legal counsel, a financial advisor, and such other advisors, consultants and agents as the special committee deemed necessary and desirable. Once formed, the special committee determined to succeed to the engagements the Company had entered into the previous month in September 2010 with Barclays Capital and Shearman & Sterling and to assume oversight and exclusive direction of these advisors. The special committee opted to do so because its members had been instrumental in originally selecting and approving the retention of these advisors, neither of which had performed material work prior to formation of the special committee."

(3)
The first full paragraph on page 23 of the Proxy Statement is amended in its entirety to read as follows:

"On October 8, 2010, Party A submitted to the special committee a term sheet regarding the proposed transaction with a proposed offering price range of US$10.00 to 13.00 per share. The term sheet further proposed that Company shares owned by management, equal to as much as 30% to 40% of the Company's share capital, be rolled over into an equal percentage of the shares of the post-merger company and that members of management would receive employment agreements with equity incentives."

(4)
The fourth full paragraph on page 23 of the Proxy Statement is amended in its entirety to read as follows:

"On October 19, 2010, Barclays Capital commenced a market check upon the request of the special committee, and contacted nine potential strategic buyers and one potential financial buyer over the course of that week. Four potential buyers signed non-disclosure agreements. Of these four potential buyers, only one proceeded to conduct significant due diligence on the Company (via an online data-room), and following due diligence this potential buyer decided not to proceed with a transaction with the Company. Barclays Capital only contacted one financial buyer at this time because this potential buyer had previously submitted a non-binding offer and it was sensible to check its interest level again in light of its past interest and potential ability to proceed quickly. Otherwise, Barclays Capital focused on potential strategic buyers because, as a general matter, a strategic buyer is often able to offer a higher price because it can extract synergies from the post-combination company not available to most financial buyers."

(5)
The fifth full paragraph on page 23 of the Proxy Statement is amended in its entirety to read as follows:

"On October 20, 2010, Party A submitted a revised term sheet to the special committee with the same proposed price range as previously offered, but with more detailed proposed technical merger provisions. During the next several weeks, Barclays Capital and Shearman & Sterling, on behalf of the special committee, discussed key terms of the term sheet with Party A and its financial and legal advisors."

(6)
The third full paragraph on page 24 of the Proxy Statement is amended in its entirety to read as follows:

"Following discussions with Barclays Capital and Shearman & Sterling regarding Bain Capital's proposal, the special committee believed that it was in the best interest of the Company's shareholders to publicly disclose that the Company had received a proposal. Among other factors, because of the specific offer price and the extent of due diligence conducted, the special committee perceived Bain Capital's non-binding offer more likely to result in a transaction than prior proposals received by the Company and wanted shareholders to be aware of this possibility in considering whether to sell their shares in response to the Company's imminent public announcement of the Company's year-end results for 2010, which were less favorable than had been expected. On March 7, 2011, the Company issued a press release announcing that it had received a proposal from a private equity fund to acquire all of the outstanding shares of the Company common stock."

(7)
The fourth paragraph on page 27 of the Proxy Statement is amended in its entirety to read as follows:

"On May 20, 2011, Barclays Capital informed Bain Capital of a competing offer and requested Bain Capital to increase its offer price. Later on the same day, Bain Capital informed Barclays Capital that after internal discussions Bain Capital had decided not to increase its offer price because its offer already reflected the value that Bain Capital was willing to pay. Bain Capital also indicated that it was ready to sign the transaction documents immediately and was not prepared to wait any further. All members of the special committee, Barclays Capital, Shearman & Sterling and DLA Piper held a meeting via teleconference at 8:30 pm (Beijing time) on May 20, 2011. Barclays Capital updated the special committee on the status of the negotiations, including the request for a price increase that had been declined by Bain Capital and Party A's failure to provide a debt commitment letter before close of business on that day. Thereafter, DLA Piper described certain changes that were made to the rollover agreement since it had last briefed the special committee on May 18, 2011, after which DLA Piper was excused from the meeting. Shearman & Sterling summarized the material differences between the Party A Merger Agreement and the draft merger agreement with Bain Capital. Barclays Capital then delivered its oral opinion to the special committee as to fairness, from a financial point of view, of the per share merger consideration to the Company's shareholders (excluding the Rollover Shareholders). After considering the proposed terms of these two agreements and other transaction documents and the facts that (i) Party A failed to provide adequate evidence to demonstrate that it had sufficient funds to complete the merger, (ii) the draft merger agreement with Bain Capital included a full and robust "go shop" provision that would allow the Company to continue its discussions with Party A during the "go shop" period, (iii) Party A's offer price did not represent a material premium over Bain Capital's offer price, (iv) all the transaction documents in connection with Bain Capital's offer were finalized and Bain Capital was ready to sign the transaction documents immediately, and (v) certain key issues in connection with the share exchange and voting arrangements between Party A and the Rollover Investors remained unresolved and the Rollover Investors indicated their preference to enter into an agreement with Bain Capital over Party A, the special committee unanimously resolved to recommend that the Company's board of directors adopt and approve the merger agreement and the limited guarantee with Bain Capital and the transactions contemplated thereby."

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger

        Under the heading "The Recommendation of the Special Committee," the following paragraph is inserted after the first full paragraph on page 34 of the Proxy Statement:

        "The special committee did not, at the time it ratified the appointment of Barclays Capital as financial advisor, consider any potential conflict between Barclays Capital and Bain because the special committee did not foresee that Bain would make an offer to acquire the Company. However, in conjunction with the special committee's and the Board's consideration of Barclays Capital's fairness opinion, the fact that, during the preceding two years, Barclays Capital and its affiliates had certain commercial, financial, or investment banking relationships with Bain Capital and certain of its portfolio companies and affiliates for which Barclays Capital received customary compensation was considered. See "Opinion of Barclays Capital, Financial Advisor to the Special Committee—Summary of Material Financial Analysis—General"."

Opinion of BarClays Capital, Financial Advisor to the Special Committee

        Under the heading "Summary of Material Financial Analysis—General," the final paragraph beginning on page 44 of the Proxy Statement is amended in its entirety to read as follows:

        "Barclays Capital is acting as financial advisor to the special committee of the board of directors of the Company in connection with the merger, including in connection with the solicitation of third party indications of interest in the possible acquisition of all or a part of the Company's business for a specified period after the date of the merger agreement as permitted by the provisions thereof. As compensation for its services in connection with the merger, a fee of $750,000 became payable to Barclays Capital by the Company upon the delivery of Barclays Capital's opinion. An additional fee of $2,250,000 will be payable on completion of the merger; however, such additional fee, if any, will be reduced by the amount of the fee previously paid by the Company to Barclays Capital upon delivery of its opinion. In addition, the Company has agreed to reimburse Barclays Capital for a portion of its reasonable expenses incurred in connection with the merger and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by the special committee and the rendering of Barclays Capital's opinion. Apart from such arrangements, no material relationships have existed between Barclays Capital or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, during the past two years, and accordingly neither Barclays Capital nor any of its affiliates have received any compensation from the Company or any of its affiliates during this period, and no such material relationship is mutually contemplated at this time. Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company or Parent or any of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments. Barclays Capital and its affiliates have had commercial or investment banking relationships with the sponsor and certain of its portfolio companies and other affiliates, for which Barclays Capital and such affiliates have received customary compensation. In addition, Barclays Capital's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain portfolio companies and other affiliates of the Sponsor, for which it receives customary compensation or other financial benefits. The Sponsor and certain of its portfolio companies and other affiliates have, in the past, retained Barclays Capital and its affiliates to provide commercial or investment banking services on matters unrelated to the Merger. During the past two years, the Sponsor engaged Barclays Capital for such services in three matters, all of which were unrelated to the Merger. These engagements, which have concluded, did not result in a consummated transaction and did not result in the Sponsor paying any compensation to Barclays Capital."

Interests of the Company's Directors and Executive Officers in the Merger

        Under the heading "Post-merger Employment," the first paragraph on page 60 of the Proxy Statement is amended in its entirety to read as follows:

        "Messrs. Weigang Li and Brian Lin will also enter into new three-year employment agreements (with two conditional one-year extensions) with Parent or one of its subsidiaries following the merger. The employment agreements are expected to provide for an aggregate compensation package substantially consistent, in all material respects, with Mr. Li's and Mr. Lin's current aggregate compensation with the Company. The titles for each of Messrs. Li and Lin with Parent shall not be changed nor shall their duties or responsibilities be materially diminished without the consent of Mr. Weigang Li other than for cause. Messrs. Li and Lin are also expected to become subject to non-compete obligations in favour of Parent. Mr. Weigang Li and Mr. Brian Lin have received proposed draft employment agreements, but the material terms have not yet been negotiated."

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EXPLANATORY NOTE